UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 21, 2009
Date of report (Date of earliest event reported)

Energy Conversion Devices, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-8403	38-1749884
(Commission File Number)	(IRS Employer Identification No.)

2956 Waterview Drive, Rochester Hills, MI	48309
(Address of Principal Executive Offices)	(Zip Code)

(248) 293-0440
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.02.	Entry into a Material Definitive Agreement.

          On July 21, 2009, Energy Conversion Devices, Inc. (“ECD” or the “Company”), and Solar Integrated Technologies, Inc. (“SIT”), entered into an Agreement and Plan of Merger (the "Merger Agreement"), under which SIT will be merged with and into a subsidiary of ECD, which will be the surviving entity, all subject to the terms and conditions set forth in the Merger Agreement (the "Merger").

        Under the terms of the Merger Agreement, ECD will pay 6.75 pence in cash (or approximately $0.11) for each share of SIT (the "Merger Consideration") for an aggregate of $11.2 million.

        The Merger is subject to customary closing conditions, including the approval of SIT's stockholders by a majority vote. The Merger Agreement may be terminated in certain circumstances prior to consummation of Merger, including due to failure to obtain the required stockholder vote by September 30, 2009, SIT’s receipt and its board determination to accept a “Superior Proposal” that is not matched by ECD, or failure of the Merger to be consummated by October 31, 2009.

        SIT's board of directors has unanimously recommended that SIT stockholders vote in favor of the Merger Agreement. All of SIT's directors who hold common shares, representing a total of 11.5% of SIT's outstanding shares, have entered into agreements to vote their shares in favor of the Merger Agreement.

        On the effective date of the Merger, the common shares of SIT will be cancelled and automatically converted into a non-tradable right to receive the Merger Consideration.

Section 8 – Other Events

Item 8.01.	Other Events

On July 22, 2009, ECD and SIT announced that they have signed a definitive agreement pursuant to which ECD will acquire SIT. A copy of the press release is filed as Exhibit 99.1 to this report.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits
(d)	Exhibits
	99.1	Press Release issued July 22, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY CONVERSION DEVICES, INC.

	By:	/s/ Jay B. Knoll
		Name:	Jay B. Knoll
		Title:	Senior Vice President, General Counsel and CAO

Date: July 23, 2009

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated July 22, 2009.